EXHIBIT 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                    July 27, 2006

Contact:                                                   Anne-Marie Wright, Director of Corporate Communications

Phone:                                                           (801) 208-4167  e-mail: awright@merit.com

MERIT MEDICAL SYSTEMS ANNOUNCES RECORD
QUARTERLY REVENUES AND IMPROVED GROSS MARGINS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today reported record revenues of $48.1 million for its second quarter ended June 30, 2006, compared with $42.4 million for the second quarter of 2005, an increase of 13.5%.  Revenues for the six-month period ended June 30, 2006 were a record $93.2 million, compared with $82.7 million for the same six-month period in 2005, a gain of 13%.

Net income for the second quarter ended June 30, 2006 was $3.5 million, or $0.13 per share, compared to $4.7 million, or $0.17 per share, for the comparable quarter of 2005.  Net income for the six-month period ended June 30, 2006 was $5.9 million, or $0.21 per share, compared to $8.8 million, or $0.32 per share, for the same period in 2005.

Gross margins for the second quarter of 2006 improved to 39.5% of sales, compared to 37.9% of sales for the first quarter of 2006.  The improvement in gross margins for the second quarter was the first in eight quarters and can be attributed primarily to increased sales and the absorption of relatively fixed overhead created by the expansion of facilities and the hiring of personnel to staff and develop new molding and production facilities worldwide.

Gross margins for the second quarter of 2006 declined to 39.5% of sales, compared to 43.1% of sales for the second quarter of 2005.  Gross margins were 38.7% of sales for the six-month period ended June 30, 2006, compared to 43.2% of sales for the same period in 2005.  The decreases in gross margins for the second quarter and the first six months of 2006 can be attributed primarily to the expense of adding new facilities, equipment, operating and production support costs; and lower gross margins associated with the Company’s procedure tray business and new product launches.

All product categories of Merit’s business contributed to revenue growth in the second quarter of 2006, with stand-alone device sales increasing 20%; custom kit and procedure tray sales rising 17%; catheter sales growing 13%; and inflation device sales increasing 5%.

For the six-month period ended June 30, 2006, catheter sales increased 21%; stand-alone device sales rose 14%; custom kit and procedure tray sales grew 12%; and inflation device sales increased 9%.

“We are pleased and encouraged by the performance of the Company in the second quarter,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “More than two years ago we developed a plan to expand and restructure our R&D department as well as new facilities for additional capacity and growth.  We have executed that plan and now have considerable capacity reserve, which we believe will enhance gross margins in the future.  Although typical seasonality is expected during the third quarter, we believe the opportunity for continued gross margin improvement exists beyond the third quarter.  Additionally, we have acquired and successfully assimilated three business and product opportunities in the first six months of 2006.”

“We are also starting to realize the return on the investments we made in the hiring and training of 14 new sales personnel and 3 clinical and support personnel,” Lampropoulos continued.  “We have hired new country managers in Europe and plan to add a few more direct selling opportunities in the near future.  All in all, we believe the Company is poised for continued growth and expansion of margins and profits.”

Selling, general and administrative expenses for the second quarter of 2006 were 23.5% of sales, compared with 22.0% of sales in the previous year’s second quarter.  Research and development costs during the second quarter of 2006 were 4.2% of sales, compared with 4.1% of sales for the same period last year.  For the six-month period ended June 30, 2006, selling, general and administrative costs were 24.2% of sales, compared with 23.0% of sales for the first six months of 2005.  Research and development costs were 4.4%

of sales for the first six months of 2006, compared with 4.0% of sales for the same period in 2005.

Income from operations for the quarter ended June 30, 2006 was $5.7 million, compared with $7.2 million for the same period in 2005, a decrease which can be attributed primarily to the expense of adding new facilities, equipment, operating and production support costs; the adoption of SFAS No. 123(R), relating to stock option expense; lower gross margins associated with the Company’s procedure tray business and new product launches; the hiring of new sales representatives; and increased R&D expenditures.  Income from operations for the first six months of 2006 was $9.4 million, compared to $13.4 million in the same period of 2005, a decrease that can be attributed primarily to the factors listed above.

Merit’s effective tax rates for the second quarter and the six-month period ended June 30, 2006 were 35.6% and 35.8%, respectively, compared with 36.0% for both comparable periods of 2005.

The Company’s cash position increased to $7.6 million on June 30, 2006, compared with $4.6 million on December 31, 2005.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

SALES	$48,121	$42,405	$93,161	$82,679

COST OF SALES	29,125	24,145	57,114	46,957

GROSS PROFIT	18,996	18,260	36,047	35,722

OPERATING EXPENSES
Selling, general and administrative	11,301	9,326	22,539	19,033
Research and development	2,023	1,747	4,102	3,294
Total	13,324	11,073	26,641	22,327

INCOME FROM OPERATIONS	5,672	7,187	9,406	13,395

OTHER INCOME (EXPENSE)
Interest income	64	143	110	325
Other (expense)	(263)	(20)	(290)	(41)
Total Other (expense) income - net	(199)	123	(180)	284

INCOME BEFORE INCOME TAX EXPENSE	5,473	7,310	9,226	13,679

INCOME TAX EXPENSE	1,951	2,629	3,303	4,923

NET INCOME	$3,522	$4,681	$5,923	$8,756

EARNINGS PER SHARE-
Basic	$0.13	$0.18	$0.22	$0.33

Diluted	$0.13	$0.17	$0.21	$0.32

AVERAGE COMMON SHARES-
Basic	27,260,928	26,725,684	27,228,481	26,616,813

Diluted	27,966,729	27,726,579	28,029,595	27,658,419

BALANCE SHEET
(Unaudited in thousands)

	June 30,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$7,644	$4,645
Trade receivables, net	23,150	25,433
Employee receivables	160	116
Other receivables	553	108
Inventories	35,756	32,080
Prepaid expenses and other assets	1,695	1,023
Deferred income tax assets	28	28
Income tax refunds receivable	46	977
Total Current Assets	69,032	64,410

Property and equipment, net	89,987	85,618
Other intangibles, net	3,595	3,342
Goodwill	7,579	6,415
Other assets	2,424	2,363
Deferred income tax assets	4
Deposits	99	99
Total Assets	$172,720	$162,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1	$2
Trade payables	11,258	10,254
Accrued expenses	9,353	8,549
Advances from employees	273	316
Deferred income tax liabilities	720	1,141
Income taxes payable	1,448	455
Total Current Liabilities	23,053	20,717

Deferred income tax liabilities	4,144	4,166
Long-term debt	3	2
Deferred compensation payable	2,586	2,363
Deferred credits	2,325	2,415
Other long-term obligation	75	100
Total Liabilities	32,186	29,763

Stockholders’ Equity
Common stock	50,179	48,198
Retained earnings	90,591	84,668
Accumulated other comprehensive loss	(236)	(382)
Total stockholders’ equity	140,534	132,484

Total Liabilities and Stockholders’ Equity	$172,720	$162,247

CONFERENCE CALL

Merit Medical invites all interested parties to join its officers in its second quarter earnings conference call to be held today, July 27, 2006, at 5 p.m. Eastern (4 p.m. Central; 3 p.m. Mountain; and 2 p.m. Pacific).  The telephone numbers to call are: (domestic) 800-219-6110; and (international) 303-262-2140.

A live webcast as well as a rebroadcast of the conference call will be available for the conference call at www.merit.com and www.earnings.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players.  Just click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page.  The webcast will be archived on both sites.  There is no other replay access to the call.

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,630 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended Dec. 31, 2005. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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